Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Second Quarter 2022 Results

Call scheduled for today, August 11, 2022, at 4:30 pm ET

TUCSON, Ariz., August 11, 2022 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company advancing precision medicine through its innovative transcriptome-wide profiling technology, today reported recent business highlights and financial results for the quarter ended June 30, 2022.

Throughout the quarter ended June 30, 2022, the Company's technology and strategic development efforts were highlighted in a number of customer and KOL presentations and publications including, but not limited to, the following:

•
A webinar titled “Integration of the HTG Transcriptome Panel into Preclinical and Clinical Programs to Drive Precision Medicine Research” featuring Pete Ansell, Ph.D., Scientific Director and Research Fellow, Precision Medicine Oncology at AbbVie, addressed how Dr. Ansell and his team at AbbVie have overcome many challenges they have previously faced using FFPE clinical samples by integrating the HTG Transcriptome Panel (HTP) into their biomarker strategies.

•
In a keynote presentation at the 7th Annual Markets and Markets Biomarker and Companion Diagnostics Conference in San Diego, CA, titled “Implementing Biomarker Strategy in Clinical Trials,” Chetan Deshpande, Director, Biomarker Clinical Assay Lead, Global Product Development at Pfizer discussed the challenges that are generally faced in clinical trials and how Pfizer has leveraged HTG’s proprietary gene expression profiling HTG EdgeSeq technology in multiple clinical trials to overcome these challenges.

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The first peer-reviewed journal article featuring our HTP was published by one of the participants in our Early Adopter Program in Frontiers in Medicine less than one year after the commercial release of the product.

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The Company published a second white paper, further establishing the utility of its transcriptome-informed approach to drug design and discovery utilizing its proprietary HTG EdgeSeq technology.

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A webinar addressing "Drug Candidate Attrition - How to Improve Clinical Development Success and Patent Outcomes," including a presentation from key opinion leader, Dr. Robert Spitale, PhD, University of California - Irvine, further outlined the potential uses of RNA-based platform technologies in drug discovery.

In July 2022, the Company entered into an amendment to its June 24, 2020 Loan and Security Agreement (“LSA”) with its lender, Silicon Valley Bank. Under the terms of the amendment, Silicon Valley Bank agreed to waive the existing financial covenant through the remaining term of the LSA in exchange for a partial prepayment of outstanding principal. The remaining principal will continue to amortize through December 2023, the original maturity date of the term loan.

Second Quarter 2022 Financial Highlights:

Revenue for the quarter ended June 30, 2022 was $1.5 million, compared with $2.1 million for the same period in 2021, and was comprised entirely of product and product-related services revenue. Sales of the HTP to new and existing customers as consumables and sample processing services represented over 42% of revenue for the quarter ended June 30, 2022.

Net loss from operations for the quarter ended June 30, 2022 was $5.7 million, compared with $4.1 million for the same period in 2021. Net loss per share was $(0.54) for the quarter ended June 30, 2022 compared with $(0.39) for the second quarter of 2021.

Cash, cash equivalents and short-term available-for-sale securities totaled $14.1 million as of June 30, 2022, with current liabilities of approximately $10.2 million and non-current liabilities of $6.5 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Thursday, August 11, 2022
Time:	4:30 p.m. Eastern Time
Toll Free:	(800) 954-0602
International:	(212) 231-2936
Conference ID:	22019810
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1560944&tp_key=20e2ece390

About HTG:

HTG is accelerating precision medicine from diagnosis to treatment by harnessing the power of transcriptome-wide profiling to drive translational research, novel therapeutics and clinical diagnostics across a variety of disease areas.

Building on more than a decade of pioneering innovation and partnerships with biopharma leaders and major academic institutes, HTG’s proprietary RNA platform technologies are designed to make the development of life science tools and diagnostics more effective and efficient and to unlock a differentiated and disruptive approach to transformative drug discovery. For more information visit www.htgmolecular.com.

HTG Investor Contact:

Ashley Robinson

LifeSci Advisors

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Product and product-related services revenue	$1,491,582	$2,074,204	$2,676,036	$3,509,350

Operating expenses:
Cost of product and product-related services revenue	1,014,469	971,043	1,869,517	1,756,243
Selling, general and administrative	4,306,916	3,903,815	8,969,927	7,763,434
Research and development	1,847,101	1,281,361	3,767,531	2,653,401
Total operating expenses	7,168,486	6,156,219	14,606,975	12,173,078
Operating loss	(5,676,904)	(4,082,015)	(11,930,939)	(8,663,728)
Other income (expense)	(206,425)	(252,469)	(449,523)	(516,614)
Gain on forgiveness of PPP Loan	—	1,735,792	—	1,735,792
Net loss before income taxes	(5,883,329)	(2,598,692)	(12,380,462)	(7,444,550)
Provision for income taxes	(4,880)	(16,260)	(5,266)	(18,709)
Net loss	$(5,888,209)	$(2,614,952)	$(12,385,728)	$(7,463,259)

Net loss per share, basic and diluted	$(0.54)	$(0.39)	$(1.30)	$(1.17)
Shares used in computing net loss per share, basic and diluted	11,002,456	6,687,330	9,515,376	6,365,827

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$5,756,578	$9,599,950
Short-term investments available-for-sale, at fair value	8,342,184	12,343,456
Accounts receivable, net	1,259,093	2,092,466
Inventory, net	1,955,922	1,987,753
Prepaid expenses and other	2,011,072	1,163,339
Total current assets	19,324,849	27,186,964
Operating lease right-of-use assets	1,143,270	1,345,361
Property and equipment, net	780,695	1,118,886
Other non-current assets	956,655	809,476
Total assets	$22,205,469	$30,460,687

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,119,452	$1,649,440
Accrued liabilities	1,334,287	2,022,569
Current portion of long-term debt	6,614,817	5,167,586
NuvoGen obligation - current	523,849	548,301
Operating lease liabilities - current	429,200	413,865
Other current liabilities	137,644	141,749
Total current liabilities	10,159,249	9,943,510
NuvoGen obligation - non-current, net of discount	3,646,858	3,900,880
Long-term debt, net	2,023,579	5,178,629
Other non-current liabilities	806,094	1,037,844
Total liabilities	16,635,780	20,060,863
Commitments and Contingencies
Total stockholders’ equity	5,569,689	10,399,824
Total liabilities and stockholders' equity	$22,205,469	$30,460,687